Exhibit 99.1

CERTAIN INFORMATION PROVIDED TO POTENTIAL INVESTORS

IN PROPOSED DEBT FINANCING

New credit facility:

Contemporaneously with the closing of the proposed debt financing, we will be entering into a new revolving credit facility that will replace our existing credit facility.

JPMorgan Chase Bank, N.A. will be acting as administrative agent under such facility. Bank of America, N.A. and Barclays Capital, the investment banking division of Barclays Bank PLC, will be acting as co-syndication agents under such facility, and Wachovia Bank, National Association and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, will be acting as co-documentation agents under such facility. J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital, Wachovia Capital Markets, LLC and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, will be acting as joint lead arrangers and joint bookrunners under such facility.

Amount. At the launch of the syndication process with respect to our new credit facility, we will have aggregate commitments for the facility of $850 million and, assuming the successful completion of the syndication of the facility, we expect the aggregate amount of the facility to be $1 billion at closing. At any time during the term of such credit facility and subject to certain conditions, including receipt of commitments from our lenders, we will have the option to increase the aggregate commitment under our new credit facility to an amount not to exceed $1.25 billion. Availability under our new credit facility will be based upon percentages of certain eligible receivables and eligible inventory and will be reduced by certain reserves in effect from time to time. A portion of the new credit facility will be available for the issuance of letters of credit. Another portion of the new credit facility may be utilized for swingline loans from a swingline lender.

Maturity. Loans made under the new credit facility will mature on and the commitments thereunder will terminate on the third anniversary of the closing date. However, if our 8.25% notes due 2011 are not refinanced, purchased or defeased prior to July 3, 2011, the loans made under the new credit facility will mature on and the commitments thereunder will terminate on July 3, 2011.

Interest Rates and Fees. Outstanding borrowings under the new credit facility will accrue interest at an annual rate of interest equal to (i) the base rate plus the applicable spread, as described below, or (ii) the eurocurrency rate plus the applicable spread, as described below. We will pay a commission on letters of credit issued under the new credit facility at a rate equal to the applicable spread for loans based upon the eurocurrency rate under the credit facility. The applicable spread will be the percentage described in the following chart that corresponds to our corporate credit rating from Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., and/or Moody’s Investors Service, Inc., as applicable.

	Eurocurrency	Base Rate
Ratings Level	Spread	Spread
Level 1: BB+ or above from Standard & Poors and Ba1 or above from Moody’s	3.75%	2.75%
Level 2: Lower than BB+ from Standard & Poors or lower than Ba1 from Moody’s and BB- or higher from Standard & Poors and Ba3 or higher from Moody’s	4.00%	3.00%
Level 3: B+ or lower from Standard & Poors or B1 or lower from Moody’s	4.25%	3.00%

The applicable spread will be at Level 1 at any time our corporate rating from S&P is BB+ or above and our corporate rating from Moody’s is Ba1 or above. The applicable spread will be at Level 3 at any time our corporate rating from S&P is not BB- or above or our corporate rating from Moody’s is not Ba3 or above or at any time that the Company does not have a corporate rating from one or both of the rating agencies. The applicable spread will be at Level 2 at any time the applicable spread is at neither Level 1 nor Level 3.

We will pay certain fees with respect to the new credit facility, including (i) a commitment fee of 1.00% per annum on the undrawn portion of the facility (subject to stepdowns based on the percent of the commitments utilized under the facility), (ii) fronting fees set forth in a fronting fee agreement between any issuing lender and us and (iii) customary annual administration fees.

Mandatory Prepayments. If at any time our outstanding borrowings under the new credit facility (including outstanding letters of credit and swingline loans) exceed the lesser of (i) the borrowing base as in effect at such time and (ii) the aggregate revolving commitments as in effect at such time, we will be required to prepay an amount equal to such excess.

Subject to certain conditions and exceptions, at any time that we are subject to cash dominion, as described below, we will be required to prepay outstanding amounts under the new credit facility in an amount equal to 100% of the net proceeds from dispositions of assets, issuance of debt and insurance proceeds or condemnation awards. Such mandatory prepayments will not permanently reduce the available commitments under the new credit facility.

Voluntary Prepayments. Subject to certain conditions and restrictions, our new credit facility will allow us to voluntarily reduce the amount of the revolving commitments and to prepay the loans.

Covenants. Our new credit facility will contain affirmative and negative covenants that, among other things, limit or restrict our ability (as well as those of our subsidiaries) to: create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of our capital stock; amend material documents; change the nature of our business; make certain payments of debt; engage in certain transactions with affiliates; enter into sale/leaseback or hedging transactions; and make capital expenditures, in each case, subject to certain qualifications and exceptions.

In addition, we are required under our new credit facility to maintain a minimum fixed charge coverage ratio when availability under the new credit facility is less than the greater of

15% of the commitments under the new credit facility and $150 million.

Guarantees and Collateral. Our indebtedness, obligations and liabilities under the new credit facility will be unconditionally guaranteed jointly and severally on a senior secured basis by us and each of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries.

Our indebtedness, obligations and liabilities under the new credit facility and the related guarantees will be secured by a perfected first-priority security interest in the following personal property of our and our domestic subsidiaries that are guarantors under the credit facility: cash, accounts receivable and related assets, inventory (together with the grant of a license to use our or such subsidiaries’ intellectual property relating to such inventory), and proceeds of any of the foregoing and lockbox and deposit accounts into which any such proceeds are paid or transferred and any cash is deposited.

After giving effect to the proposed debt financing, the entrance into our new credit facility and successful syndication of the facility and the use of proceeds therefrom, our non-guarantor subsidiaries would have accounted for approximately $615 million, or 2%, of our total revenue for the twelve months ended December 27, 2008, and approximately $968 million, or 20%, of our net assets as of December 27, 2008.

Cash Dominion. If availability under the new credit facility is less than the greater of 20% of the revolving commitments and $180 million, amounts in any deposit account will be transferred daily into a blocked account held by the administrative agent and applied to reduce the outstanding amounts under the credit facility.

Events of Default. The new credit facility will contain customary events of default such as nonpayment of obligations under the credit facility, violation of affirmative and negative covenants, material inaccuracy of representations, defaults under other material debt, bankruptcy, certain ERISA events, material judgments, invalidity of the credit documents (or our assertion of any such invalidity), change of control and loss of lien perfection or priority.

Portion of Proceeds in Blocked Cash Account:

A portion of the proceeds from the proposed debt financing, in an amount not less than the aggregate outstanding principal amount of Tyson Fresh Meat, Inc.’s (“TFM”) 7.95% notes due 2010, will be deposited in a blocked cash collateral account. This portion of the proceeds will be available solely as collateral for the obligations of the borrowers and guarantors under our new credit facility and for the payment, prepayment, repurchase or defeasance of such TFM notes and will be held in such account until such TFM notes are repaid in full.

EBITDA and Adjusted EBITDA Reconciliations (unaudited):

in millions	Three Months		Fiscal Years			Twelve Months Ended 12/27/2008
	12/27/2008	12/29/2007	2008	2007	2006

Net income (loss)	($112)	$34	$86	$268	($196)	($60)
Add: Interest expense	63	53	215	232	268	225
Add: Income tax expense (benefit)	(151)	18	68	142	(102)	(101)
Add: Depreciation	109	119	468	482	481	458
Add: Amortization	9	8	25	32	36	26
Less: Amortization of debt discount expense	(2)	(1)	(3)	(4)	(5)	(4)
EBITDA	($84)	$231	$859	$1,152	$482	$544

Adjustments:
Add: Unrealized derivative losses (a)	55	-	103	42	35	158
Add: Nonrecurring noncash charges (b)	3	-	65	-	56	68
Less: Extraordinary gains and unrealized derivative gains (c)	-	(51)	(127)	(19)	(24)	(76)
Adjusted EBITDA	($26)	$180	$900	$1,175	$549	$694

(a)

Includes noncash charges to the extent solely attributable to unrealized losses under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”).

(b)	Includes noncash charges related to impairments of intangible assets and property, plant and equipment.
(c)	Includes noncash gains to the extent solely attributable to unrealized gains under SFAS 133.

in millions	Fiscal Years			Twelve Months Ended 12/27/2008
	2008	2007	2006

Total debt	$2,896	$2,779	$3,979	$3,014
Adjustments:
Cash and cash equivalents	250	42	28	166
Short-term investment	-	-	770	-
Total net indebtedness	$2,646	$2,737	$3,181	$2,848

Ratio Calculations:
Debt / adjusted EBITDA	3.2x	2.4x	7.2x	4.3x
Net indebtedness / adjusted EBITDA	2.9x	2.3x	5.8x	4.1x
Adjusted EBITDA / interest expense	4.2x	5.1x	2.0x	3.1x

We define EBITDA as net income (loss), net of interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is based on our calculation of EBITDA, as further adjusted as described below. Because EBITDA and Adjusted EBITDA exclude certain non-cash charges and other non-operating items that we believe are not representative of our core business operations, we believe that the presentation of these financial measures helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends.

EBITDA and Adjusted EBITDA, as well as the presentation of data on a last twelve months basis, are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for income (loss) from continuing operations, net income (loss) or any other measure of financial performance reported in accordance with GAAP or as measures of operating cash flows or liquidity. EBITDA and Adjusted EBITDA:

•	exclude certain tax payments that may represent a reduction in cash available to us;
•	do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments, including cash requirements to replace the assets being depreciated and amortized;
•	do not reflect the impact on earnings of charges resulting from matters we consider not to be indicative of our ongoing operations;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

EBITDA and Adjusted EBITDA are useful tools for assessing, but are not reliable indicators of, our ability to generate cash to service our debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA and Adjusted EBITDA. The measurements of EBITDA and Adjusted EBITDA in the indenture governing the debt securities offered in the proposed debt financing as well as our new credit facility have certain additional adjustments and therefore the calculations thereunder are not necessarily the same as the measurements used herein. Although these financial measures are commonly used in our industry, the measurement of EBITDA and Adjusted EBITDA used herein may not be comparable to those of other companies in our industry, which limits their usefulness as comparative measures.

Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items, including those used to determine such non-GAAP financial measures. You should compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally in making your investment decision.

Improved profitability through efficiencies:

During fiscal 2008, we made capital expenditures related to our chicken business of approximately $140 million to improve operating efficiencies in our plants by adding processing flexibility and reducing interplant product movement. These expenditures have resulted in cost savings related to our chicken business of approximately $67 million in fiscal 2008. We anticipate these cost savings, along with yield improvement projects, will result in approximately $250 million in additional cash flow improvement in fiscal 2009.